[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.21

EXCLUSIVE LICENSE AGREEMENT

by and between

AMGEN INC.

and

SANTA MARIA BIOSCIENCES, INC.

Dated as of September 7, 2012

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

-i-

LIST OF SCHEDULES

Business Plan Schedule

Disclosure Schedule

Licensed Know-How Schedule

Licensed Materials Schedule

Licensed Patents Schedule

Milestones and Royalties Schedule

Permitted CMOs Schedule

Pre-Existing Agreements Schedule

Press Release Schedule

Products Schedule

Quality Agreement Schedule

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

-ii-

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of September 7, 2012 (the “Signing Date”) by and between AMGEN INC., a Delaware corporation having an address at One Amgen Center Drive, Thousand Oaks, California 91320 (“Amgen”), and SANTA MARIA BIOSCIENCES, INC., a Delaware corporation (“Company”). Company and Amgen are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Amgen is a company engaged in the research, development, manufacturing and commercialization of pharmaceutical and biotechnology products;

WHEREAS, Amgen possesses certain rights to patents and other intellectual property related to its proprietary compounds AMG 777, AMG 434, AMG 217 and ActRIIB5, comprising the respective amino acid sequences set forth on the Products Schedule (collectively, the “Products” and each individually, a “Product”);

WHEREAS, Company desires to license from Amgen such intellectual property rights, and to commercially develop, manufacture, use and distribute the Products based upon the same throughout the Territory (defined below); and

WHEREAS, Amgen desires to grant such a license to Company in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

All references to particular Schedules, Articles or Sections shall mean the Schedules to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Schedules hereto, the following words and phrases shall have the following meanings:

“Abandoned Patent Right” has the meaning set forth in Section 4.2 (Amgen Step-In Right).

“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this Section, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Agreement” has the meaning set forth in the Preamble.

“Amgen” has the meaning set forth in the Preamble.

“Amgen Acquiree” has the meaning set forth in Section 11.9 (Sale Transaction or Amgen Acquisition).

“Amgen Acquisition” has the meaning set forth in Section 11.9 (Sale Transaction or Amgen Acquisition).

“Amgen Cell Lines” shall mean those certain proprietary cell lines that Amgen has developed for the generation of the Products. For avoidance of doubt, Amgen Cell Lines are Licensed Materials hereunder.

“Amgen Indemnified Parties” has the meaning set forth in Section 8.1.2 (By Company).

“Audited Party” has the meaning set forth in Section 3.9 (Records and Audits).

“BLA” means (a) a Biologics License Application, supplemental Biologics License Application, or similar application filed or to be filed with the FDA, as described in Title 21 of the U.S. Code of Federal Regulations, Part 601, et seq., or (b) any corresponding foreign application in another country or regulatory jurisdiction in the Territory, including, in the case of the European Union, a Marketing Approval Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition or any other national approval procedure.

“cGMP” means the FDA’s current good manufacturing practices, as specified in 21 C.F.R. §§ 210 and 211 and the FDA’s guidance documents and all successor regulations and guidance documents thereto, and foreign equivalents thereof with respect to the European Union and Canada.

“Closing Date” means the first date on which the Company sells Series A Preferred Stock and Series A-1 Preferred Stock to its initial investors, including Amgen.

“Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts commonly used in the biopharmaceutical industry by a company of comparable size in connection with the development or commercialization of biopharmaceutical products that are of similar status, including, with respect to commercial potential, the proprietary position of the product, the regulatory status and approval process, the probable profitability of the applicable product, and other relevant factors such as technical, legal, scientific or medical factors. In determining the level of efforts constituting “Commercially Reasonable Efforts,” the following shall [*].

“Company” has the meaning set forth in the Preamble.

“Company Indemnified Parties” has the meaning set forth in Section 8.1.1 (By Amgen).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Confidential Information” has the meaning set forth in Section 9.1.1 (Confidential Information).

“Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliates of the ability to grant to the other Party a license or access as provided herein to such Know-How, material, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access.

“Cover” means (a) with respect to Licensed Know-How, the Exploitation of the product would require use of such Licensed Know-How, and (b) with respect to a Patent Right, a Valid Claim would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of the product; provided that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, it shall be treated as if issued as then currently prosecuted. Cognates of the word “Cover” shall have correlative meanings.

“Defending Party” has the meaning set forth in Section 4.4 (Defense of Third Party Claims).

“Diligence Notice” has the meaning set forth in Section 5.2 (Diligence).

“Disclosing Party” has the meaning set forth in Section 9.1.1 (Confidential Information).

“Dispute” has the meaning set forth in Section 10.2.1(b).

“EMA” means the European Medicines Agency or any successor entity thereto.

“Enforcing Party” has the meaning set forth in Section 4.3.3 (Progress Reports; Participation).

“Exclusivity Period” has the meaning set forth in Section 2.3 (Right of First Negotiation).

“Exploit” means to research, develop, improve, make, use, offer for sale, sell, import, export or otherwise exploit, or transfer possession of or title in, a product. Cognates of the word “Exploit” shall have correlative meanings.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field” means any and all human and veterinary uses.

“First Commercial Sale” means, with respect to any Product in any country, the first sale to a Third Party for end use or consumption of such Product in such country after a BLA has been granted in such country for such Product.

“Framework Patents” means any Patent Right (other than a Licensed Patent) Controlled by Amgen or its Affiliates as of the Effective Date that: (i) has a claim that is infringed by the amino acid sequence of a Product, (ii) has a claim that is infringed by a nucleic acid sequence that encodes the amino acid sequence of a Product, or (iii) has a claim that claims Licensed Know How.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“FTE” means the equivalent of the work of one employee full time for one year consisting of at least a total of [*] weeks or [*] hours per year (excluding vacations and holidays). No one person shall be permitted to account for more than one FTE.

“FTE Rate” means $[*] per FTE per year.

“GAAP” means the then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied. Unless otherwise defined or stated herein, financial terms shall be calculated under GAAP.

“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

“IND” means an Investigational New Drug Application filed with the FDA for human clinical testing of a drug or any foreign equivalent thereof.

“Indication” means the disease or condition for which an IND has been filed.

“Infringe” or “Infringement” means any infringement as determined by Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

“Issuing Party” has the meaning set forth in Section 9.2.2 (Review).

“Know-How” means techniques, technology, trade secrets, inventions (whether patentable or not), methods, know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents, and other information, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical material.

“Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

“Licensed Know-How” means all Know-How that both (a) is Controlled by Amgen and (b) was actually used by Amgen in its development of the Products at such time as Amgen last actively developed the applicable Product prior to the Closing Date, including the Know-How set forth on the Licensed Know-How Schedule. [*]

“Licensed Materials” means those certain materials set forth on the Licensed Materials Schedule.

“Licensed Patents” means the Patent Rights set forth on the Licensed Patents Schedule.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Losses” has the meaning set forth in Section 8.1.1 (By Amgen).

“Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country, necessary for the manufacture, use, storage, import, marketing and sale of a Product in such country.

“Milestone Events” has the meaning set forth in Section 3.3 (Milestone Payments).

“Milestone Payments” has the meaning set forth in Section 3.3 (Milestone Payments).

“Negotiation Notice” has the meaning set forth in Section 2.3 (Right of First Negotiation).

“Net Sales” means, with respect to any Product, the gross sales price of such Product sold by Company, its Affiliates or Sublicensee(s) (the “Selling Party”) for the sale of such Product to Third Parties, less:

(a) non-recoverable sales taxes, excise taxes, use taxes, value-added tax, and duties paid by the Selling Party in relation to Product(s) and any other equivalent governmental charges imposed upon the importation, use or sale of Product(s) (excluding taxes when assessed on income derived from sales);

(b) credits and allowances (actually allowed or paid) for defective or returned Product(s), including allowances for spoiled, damaged, out-dated, rejected, returned, withdrawn or recalled Product(s);

(c) reasonable fees paid to wholesalers, distributors, selling agents (excluding any sales representatives of a Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities;

(d) reasonable transportation charges relating to Product(s), including handling charges and insurance premiums relating thereto to the extent included as a separate entry on the invoice for such product (provided that [*] items in this clause (d) shall [*] for the relevant period);

(e) retroactive price reductions actually granted to the Third Party applicable to sales of such product;

(f) trade, cash, prompt payment and/or quantity discounts, actually allowed and taken directly by the Third Party, and mandated discounts; and

(g) refunds, rebates, chargebacks and other allowances or payments to Governmental Authorities.

Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Products are giving rise to Net Sales.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Where a Product is sold in combination with other therapeutically active ingredients, the Net Sales applicable to such transaction shall be calculated by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the actual price of the Product in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately, and B is the sum of the actual prices of all other therapeutics with which the Product is combined, in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately. If A or B cannot be determined because values for the Product or other therapeutics with which the Product is combined are not available separately in a particular country, then Amgen and Company shall discuss an appropriate allocation for the fair market value of the Product and other therapeutics with which the Product is combined to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account, in the Territory, variations in potency, the relative contribution of each therapeutically active ingredient, and relative value to the end user of each therapeutically active ingredient.

Net Sales shall also include, with respect to any Product sold or otherwise disposed of for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, an amount equal to the average sales price for such Product having the same dosage form and strength during the applicable reporting period in the country where such sale or other disposal occurred when such Product is sold alone and not with other products, or if such Product is not sold alone in such country during the applicable reporting period, then an amount equal to the average sales price during the applicable reporting period generally achieved for such Product having the same dosage form and strength in the rest of the Territory.

Sales of Product(s) between or among Company and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates or Sublicensees are end users.

“Out-License” has the meaning set forth in Section 2.3 (Right of First Negotiation).

“Party” has the meaning set forth in the Preamble.

“Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, issued patents, substitutes, foreign counterparts, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing.

“Permitted CMO” means (a) a Third Party commercial manufacturing organization identified on the attached Permitted CMO Schedule (and all such Third Party’s Affiliates), as such schedule may be updated by mutual written agreement by the Parties from time to time or (b) any other party deemed to be a Permitted CMO pursuant to the terms of Section 2.4.2.

“Permitted CMO Agreement” has the meaning set forth in Section 2.4.2(a) (Transfer of Licensed Know-How and Licensed Materials).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Permitted CMO Request” has the meaning set forth in Section 2.4.2(d) (Transfer of Licensed Know-How and Licensed Materials).

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Phase 1 Clinical Trial” means any human clinical trial of a Product that satisfies the requirements of 21 C.F.R. § 312.21(a), or its successor regulation, or its non-United States equivalents, including the portion of a combination Phase 1 Clinical Trial and Phase 2 Clinical Trial that is the Phase 1 component, in accordance with the applicable protocol and as reasonably designated by Company.

“Phase 2 Clinical Trial” means any human clinical trial of a Product that satisfies the requirements of 21 C.F.R. § 312.21(b), or its successor regulation, or its non-United States equivalents, including the portion of a combination Phase 2 Clinical Trial and Phase 3 Clinical Trial that is the Phase 2 component, in accordance with the applicable protocol and as reasonably designated by Company.

“Phase 3 Clinical Trial” means any human clinical trial of a Product that satisfies the requirements of 21 C.F.R. § 312.21(c), or its successor regulation, or its non-United States equivalents, including the portion of a combination Phase 2 Clinical Trial and Phase 3 Clinical Trial that is the Phase 3 component, in accordance with the applicable protocol and as reasonably designated by Company.

“Pivotal Trial” means (a) a Phase 2 Clinical Trial, or a combination Phase 2 Clinical Trial and Phase 3 Clinical Trial, that (taken together with any other trials completed prior to or concurrently with such trial) is intended to support Marketing Approval for a Product by the relevant Regulatory Authority in the indication under study, or (b) a Phase 3 Clinical Trial.

“Pre-Existing Agreements” means those agreements listed on the Pre-Existing Agreements Schedule.

“Product(s)” has the meaning set forth in the Recitals.

“Quality Agreement” means that certain quality agreement, by and between the Parties, to be entered into as of the Closing Date and to be attached substantially in the form of hereto as the Quality Agreement Schedule.

“Receiving Party” has the meaning set forth in Section 9.1.1 (Confidential Information).

“Regulatory Authority” means any Governmental Authority or other authority responsible for granting Marketing Approvals for Products, including the FDA, EMA and any corresponding national or regional regulatory authorities.

“Regulatory Change” has the meaning set forth in Section 5.2 (Diligence).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Regulatory Exclusivity” means, with respect to a Product in a country, any exclusive marketing rights or data exclusivity rights conferred by the applicable Regulatory Authority in such country with respect to the Product, other than a Patent Right.

“Regulatory Filing” means any filing with any Governmental Authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of a Product.

“Release” has the meaning set forth in Section 9.2.2 (Review).

“Reviewing Party” has the meaning set forth in Section 9.2.2 (Review).

“Royalty Term” has the meaning set forth in Section 3.4 (Royalties).

“Sale Transaction” has the meaning set forth in Section 11.8 (Successors and Assigns).

“Selling Party” has the meaning set forth in the definition of “Net Sales”.

“Signing Date” has the meaning set forth in the Preamble.

“Specified Diligence Failure” has the meaning set forth in Section 5.2 (Diligence).

“Sublicensee(s)” means any Person other than an Affiliate of Company to which Company has granted a sublicense under this Agreement.

“Summary” has the meaning set forth in Section 2.3 (Right of First Negotiation).

“Term” has the meaning set forth in Section 10.1 (Term).

“Terminated Product” means (a) in the event of a termination of this Agreement by Company pursuant to Section 10.3.2 (Discretionary Termination), the applicable terminated Products and (b) in the event of any other termination of this Agreement, all Products.

“Territory” means the entire world.

“Third Party” means a Person other than (a) Amgen or any of its Affiliates and (b) Company or any of its Affiliates.

“Third Party Acquirer” has the meaning set forth in Section 11.9 (Sale Transaction or Amgen Acquisition).

“Transaction Notice” has the meaning set forth in Section 2.3 (Right of First Negotiation).

“United States” or “U.S.” means the United States of America (including the District of Columbia).

“Valid Claim” means a claim of any issued and unexpired patent or patent application within the Licensed Patents and that has not been held invalid or unenforceable by a final decision of a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided that if a claim of a pending patent application within the Licensed Patents [*], such claim shall not constitute a Valid Claim for the purposes of this Agreement [*].

ARTICLE 2. LICENSE GRANT; CLOSING

Section 2.1 Grant. Subject to the terms and conditions of this Agreement, commencing on the Closing Date, Amgen hereby grants to Company (a) an exclusive (even as to Amgen and its Affiliates), royalty bearing, sublicenseable (but only in accordance with Section 2.2 (Sublicenses) and Section 2.3 (Right of First Negotiation)), license under the Licensed Patents, (b) a non-exclusive, royalty bearing, sublicenseable (but only in accordance with Section 2.2 (Sublicenses) and Section 2.3 (Right of First Negotiation)) license under the Licensed Know-How, and (c) an exclusive (even as to Amgen and its Affiliates) license and right of reference, with the right to grant sublicenses and further rights of reference (but only in accordance with Section 2.2 (Sublicenses) and Section 2.3 (Right of First Negotiation)), under any existing Regulatory Filings that Amgen or any of its Affiliates Controls with respect to the Products; in each case, to Exploit Product(s) in the Field in the Territory during the Term. Notwithstanding the foregoing, the Licensed Know-How shall be sublicenseable only in connection with the rights of Company with respect to Products and not with respect to any other products or services.

2.1.1 Covenant Not to Sue. In addition to the licenses set forth in this Section 2.1 (Grant) above, commencing on the Closing Date, Amgen hereby covenants not to sue Company, its Affiliates or any Sublicensee under the Framework Patents with respect to the Exploitation of Products in the Field in the Territory. Subject to Section 11.8 (Successors and Assigns), the Company may transfer this Covenant Not to Sue. Amgen shall require any Amgen successor in interest to the Framework Patents to also covenant not to sue Company, its Affiliates or any Sublicensee under the Framework Patents with respect to the Exploitation of Products in the Field in the Territory. Should Amgen fail to secure such a covenant from a successor in interest, then immediately prior to the transfer of the Framework Patents to the successor in interest, Amgen will be deemed to have granted to Company a non-exclusive, fully paid-up, royalty-free, sublicenseable license under the Framework Patents to Exploit Product(s) in the Field in the Territory during the Term.

Section 2.2 Sublicenses. Subject to compliance by Company with its obligations under Section 2.3 (Right of First Negotiation) below, commencing on the Closing Date, the licenses granted in Section 2.1 (Grant) (including, if applicable, in the last sentence of Section 2.1.1 (Covenant Not to Sue)) may be sublicensed, in full or in part, by Company to its Affiliates and Third Parties (with the right to sublicense through multiple tiers), provided that as a condition precedent to and requirement of any such sublicense:

(a) Any such permitted sublicense shall be in writing and shall be consistent with and subject to the terms and conditions of this Agreement;

(b) Company shall be responsible for any and all obligations of such Sublicensee as if such Sublicensee were “Company” hereunder; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) Any such Sublicensee shall agree in writing to be bound by the substantially similar obligations of Company hereunder that are relevant to the rights sublicensed by Company to Sublicensee under such sublicense agreement, including with respect to Article 9 (Confidentiality), and Sections 2.7 (Limited Exploitation Rights), 8.1 (Indemnity), 10.2.2 (Termination for IP Challenge), and 10.5 (Effects of Termination).

Company shall provide Amgen, within [*] days following execution of each sublicense, prompt written notice thereof (which notice shall include the name of the Sublicensee and the general scope of such sublicense). Thereafter, upon Amgen’s reasonable request, Company shall provide to Amgen a copy of any such sublicense agreement executed by Company; provided that the financial terms (and any other terms Company is required to keep confidential) of any such sublicense agreement may be redacted to the extent not pertinent to an understanding of a Party’s rights or obligations under this Agreement.

Section 2.3 Right of First Negotiation.

2.3.1 If Company seeks to grant a sublicense (an “Out-License”) to a Third Party for development and/or commercialization of AMG 777 (or, to the extent Company has de-prioritized AMG 777, the backup Product thereto for which Company is actively seeking to fulfill its diligence obligation hereunder pursuant to Section 5.2 (Diligence)), then Company shall notify Amgen in advance in writing and provide a non-confidential summary of the Product that is the subject of the proposed sublicense, as well as the intended scope (which the Parties agree shall be initially for worldwide rights) of the Out-License (a “Transaction Notice”). If Amgen desires to evaluate such Out-License, then Amgen shall notify Company within [*] days of its receipt of the Transaction Notice (a “Negotiation Notice”). Promptly after Company’s receipt of a Negotiation Notice, Company shall provide Amgen with a confidential summary of the Product Company is seeking to Out-License (a “Summary”), including existing material clinical and preclinical data, as well as such other information in Company’s possession that Amgen may reasonably request, which Summary shall be deemed to be Confidential Information of Company under this Agreement. For [*] following Amgen’s receipt of a Summary (the “Exclusivity Period”), Amgen shall have an exclusive right to negotiate an exclusive, royalty-bearing license to such Product from Company. If Amgen (i) does not deliver a Negotiation Notice to Company within the applicable [*] period after receipt of the Negotiation Notice, (ii) does not deliver to Company a written proposal for the terms of an Out-License to Amgen during the Exclusivity Period, or (iii) declines in writing the Out-License after review of the Summary, then Amgen shall be deemed to have waived its rights under this Section 2.3 (Right of First Negotiation) with respect to such Product. If Amgen and Company do not mutually agree on the terms of an Out-License for such Product to Amgen within the Exclusivity Period, Company shall be free to negotiate an Out-License for such Product with any Third Party, subject to the terms of Section 2.2 (Sublicenses) and Section 2.3.2. For clarity, an Out-License shall not include the grant of a sublicense to a contract manufacturer or a contract research organization for the purpose of manufacturing or developing Products for Company or to a Third Party distributor selling finished Product purchased from Company, and this Section 2.3 (Right of First Negotiation) shall not restrict Company in any manner with respect to such a sublicense.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.3.2 If Company’s board of directors approves the initiation of a process for (i) a Sale Transaction or (ii) a response to an unsolicited offer for an Out-License, in each case related to Company’s rights in AMG 777 (or, to the extent Company has de-prioritized AMG 777, the backup Product thereto for which Company is actively seeking to fulfill its diligence obligation hereunder pursuant to Section 5.2 (Diligence)), then Company shall notify Amgen concurrently with any other notifications required hereunder (provided that a signed letter sent via electronic or facsimile transmission shall qualify as such written notice) and provide the intended scope (i.e., field, territory and other relevant terms) of the Out-License and/or Sale Transaction.

2.3.3 Upon the Completion of an Initial Public Offering (as defined in the investor rights agreement to be entered into by the Parties) or a sale of all or substantially all of Company’s assets or business, Amgen’s rights under this Section 2.3 (Right of First Negotiation) shall terminate.

Section 2.4 Transfer of Licensed Know-How and Licensed Materials. Amgen shall transfer to Company (or, in the case of Amgen’s transfer of the Amgen Cell Lines, to the Permitted CMO) the Licensed Know-How listed on the Licensed Know-How Schedule and the Licensed Materials listed on the Licensed Materials Schedule, in accordance with a schedule to be mutually agreed by the Parties (provided such transfer must be completed within [*] after the Closing Date), and provide limited consulting support, in accordance with this Section 2.4 (Transfer of Licensed Know-How and Licensed Materials). Following the Signing Date, the Parties will in good faith reasonably cooperate to review and, if necessary, update the Licensed Know-How and Licensed Materials Schedules to correct and/or supplement such Schedules (and, as necessary, timely deliver the relevant Licensed Know-How and Materials to the Company.

2.4.1 Amgen shall provide, at its expense, consulting support (not to exceed [*] in the aggregate) in connection with such transfer and the Exploitation of Products in the Territory during the [*] period after the Closing Date. If Company requires additional consulting support in excess of [*] in the aggregate or beyond such period after the Closing Date in connection with such transfer or the Exploitation of Products in the Territory, then Company may request such additional support in writing. Amgen shall notify Company within [*] after receipt of such request whether it, in its sole discretion, is willing to provide such additional consulting support, which support shall be at Company’s expense, at the FTE Rate for the relevant Amgen employees.

2.4.2 With respect to Amgen’s transfer of the Amgen Cell Lines, the Parties agree that the following procedures shall apply:

(a) Prior to such transfer, Company shall designate, and enter into a binding agreement with, one of the Permitted CMOs, which agreement shall provide for, among other things, (i) confidentiality and non-use provisions at least as protective as those set forth hereunder under Section 9.1 (Confidential Information) and (ii) such additional provisions as are required to comply with the manufacturing and other limitations set forth in this Section 2.4.2 (such agreement, the “Permitted CMO Agreement”). Upon Amgen’s reasonable request, Company shall provide to Amgen a copy of any such Permitted CMO Agreement (including any material amendment thereto) executed by Company; provided that the financial terms (and any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

other terms Company is required to keep confidential) of any such agreement may be redacted to the extent not pertinent to Amgen’s confirmation of the restrictive provisions set forth in this Section 2.4.2. Notwithstanding anything to the contrary, Company and Company’s Sublicensees are deemed Permitted CMOs, and shall not be required to enter into a Permitted CMO Agreement prior to receiving the Amgen Cell Lines or conducting any manufacturing activities in connection therewith, and Amgen shall deliver such cell lines to Company and/or Company’s Sublicensees within a reasonable time following Company’s written request. For avoidance of doubt, if Company (itself, or through a third party, Affiliate, or Sublicensee) [*] (excluding any [*], but including any [*]) [*], such [*] shall [*], and the Permitted CMO restrictions set forth herein shall [*].

(b) Following Company’s and such Permitted CMO’s entry into the Permitted CMO Agreement, Amgen shall, at the direction of Company, transfer the Amgen Cell Lines to the Permitted CMO to generate the Products.

(c) Company agrees that it shall not, and it shall use its commercially reasonable efforts to cause the Permitted CMO not to: (i) reverse engineer or otherwise deconstruct the Amgen Cell Lines or the initial Amgen cell culture media provided therewith, or to determine or to seek to determine information (including, but not limited to, the gene or amino acid sequence) or characteristics regarding the Amgen Cell Lines or such media, other than as expressly required to manufacture the Products; (ii) clone, express, or otherwise produce any products or materials (including, without limitation, any progeny or derivatives thereof) fi-om the Amgen Cell Lines, other than as expressly permitted under this Agreement; (iii) notwithstanding anything to the contrary in Section 9.4.1 (Right to Publish), publish or otherwise publicly disclose the Amgen Cell Lines; or (iv) permit any non-controlled security access to the Amgen Cell Lines or otherwise transfer or provide any of the Amgen Cell Lines to a Third Party or any of its Affiliates, other than as expressly required to manufacture the Products.

(d) Upon a termination or expiration of the Permitted CMO Agreement (including as a result of the appointment, with prior written notice to Amgen, by Company of a replacement Permitted CMO), the Permitted CMO shall promptly return any remaining Amgen Cell Lines and related Licensed Know-How and Licensed Materials to Amgen. If, at any time, Company desires to add a new Third Party commercial manufacturer to the Permitted CMO Schedule, it shall notify Amgen in writing (a “Permitted CMO Request”), and Amgen shall have the right, for [*] after receipt of such Permitted CMO Request, to inspect, at a reasonable time and on a reasonable basis (at Amgen’s cost), such manufacturer’s facilities to confirm its ability to fully comply with the restrictive provisions set forth in this Section 2.4.2. If Amgen rejects a Permitted CMO Request pursuant to the foregoing, it will notify Company of the reason(s) for such rejection and provide reasonable detail regarding the actions Company (or the applicable Third Party commercial manufacturer) may take to remedy such reasons for rejection. If Amgen does not reject a Permitted CMO Request within the [*] notice period, the applicable Third Party shall be deemed a Permitted CMO.

(e) Notwithstanding anything to the contrary, if, outside the scope of this Agreement, Amgen allows any Third Party commercial manufacturer access to or use of the Amgen Cell Lines, such Third Party shall be deemed a Permitted CMO.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.4.3 Company acknowledges that any materials transferred by Amgen to Company (or the Permitted CMO) under this Agreement are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of any such materials. Accordingly, no such materials shall be used in any human application, including any clinical trial.

Section 2.5 Intentionally omitted.

Section 2.6 No Other Rights. Each Party acknowledges that the rights and licenses granted under this Article 2 (License Grant) and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights that are not specifically granted herein are reserved.

Section 2.7 Limited Exploitation Rights. Without limiting the provisions of Section 2.6 (No Other Rights), Company agrees (on behalf of itself and its Affiliates), and shall cause each of its Sublicensees to agree as a condition to the grant of a Sublicense, not to Exploit any Licensed Know-How or Licensed Patents in connection with any products or services other than Products.

ARTICLE 3. FEES, ROYALTIES AND PAYMENTS

Section 3.1 Intentionally omitted.

Section 3.2 Intentionally omitted.

Section 3.3 Milestone Payments. Company shall pay to Amgen certain milestone payments (“Milestone Payments”) following the first occurrence of certain milestone events, as set forth in Section 1 of the Milestones and Royalties Schedule (the “Milestone Events”). Company shall pay to Amgen the applicable Milestone Payment within [*] after the occurrence of the applicable Milestone Event. Each Milestone Payment is payable only once; except as set forth in Section 1 of the Milestones and Royalties Schedule, no Milestone Payment shall be payable for subsequent or repeated achievements of such Milestone Event with one or more of the same or different Products. Each of the Milestone Payments shall be non-refundable and non-creditable. In the event that a Milestone Event relating to clinical development for a specific Product is achieved and payment that was due and payable with respect to the previous Milestone Event(s) for such Product has not been made by Company, then Company shall promptly pay Amgen such unpaid payment with respect to such previous Milestone Event(s) for such Product.

Section 3.4 Royalties. Company shall pay to Amgen on a calendar quarterly basis the tiered royalties set forth in Section 2 of the Milestones and Royalties Schedule on annual Net Sales of Products sold by a Selling Party during the applicable Royalty Term, subject to the applicable deductions set forth in the Milestones and Royalties Schedule. Any such payment obligations accrued during a calendar quarter shall be made within [*] after the end of each such calendar quarter. Company’s obligation to pay royalties with respect to a Product in a particular country shall commence upon the First Commercial Sale of such Product in such country and shall expire on a country-by-country and Product-by-Product basis on the later of (a) the date on which the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exploitation of a Product is no longer Covered by a Valid Claim of a Licensed Patent in such country, (b) the loss of Regulatory Exclusivity for the Product in such country, and (c) the tenth (10th) anniversary of the First Commercial Sale of the Product in such country (the “Royalty Term”).

Section 3.5 Intentionally omitted.

Section 3.6 Method of Payment; Royalty Reporting. Unless otherwise agreed by the Parties, all payments due from Company to Amgen under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by Amgen. After the First Commercial Sale of the first Product and until expiration of the last Royalty Term, Company shall prepare and deliver to Amgen royalty reports of the sale of Products by the Selling Parties for each calendar quarter within [*] after the end of each such calendar quarter specifying in the aggregate and on a Product-by-Product and country-by-country basis: (a) total gross amounts for Products sold or otherwise disposed of by a Selling Party; (b) amounts deducted by category in accordance with the definition of “Net Sales” in Article 1 from gross amounts to calculate Net Sales; (c) Net Sales; and (d) royalties payable.

Section 3.7 Currency Conversion. In the case of sales outside the United States, payments received by Company shall be expressed in the U.S. Dollar equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average rate of exchange over the applicable calendar quarter to which the sales relate, in accordance with (a) the then-current standard methods of Company or the applicable Sublicensee, to the extent reasonable and consistently applied and (b) GAAP; provided that if, at such time, Company does not use a rate for converting into U.S. Dollar equivalents that is maintained in accordance with GAAP, then Company shall use a rate of exchange which corresponds to the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available). Company shall inform Amgen as to the specific exchange rate translation methodology used for a particular country or countries.

Section 3.8 Late Payments. In the event that any payment due hereunder that is not the subject of a good faith dispute is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of the sum of (a) [*] plus (b) the prime interest rate quoted by The Wall Street Journal, Internet U.S. Edition at www.wsj.com on the date said payment is due, the interest being compounded on the last day of each calendar quarter; provided that in no event shall said annual interest rate exceed the maximum rate permitted by Law. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of any Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Article 10 (Term and Termination).

Section 3.9 Records and Audits. Company shall keep complete and accurate records relating to the calculations of Net Sales generated in the then current calendar year and payments required under this Agreement, and during the preceding [*]. Amgen shall have the right, once

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

annually at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and subject to Company’s prior written acceptance (which shall not be unreasonably withheld), review any such records of Company and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than [*] prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 3.4 (Royalties) within the [*] period preceding the date of the request for review. No calendar year shall be subject to audit under this Section more than once. Company shall receive a copy of each such report concurrently with receipt by Amgen. Should such inspection lead to the discovery of a discrepancy to Amgen’ s detriment, Company shall, within [*] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 3.8 (Late Payments). Amgen shall pay the full cost of the review unless the underpayment of amounts due to Amgen is greater than [*] of the amount due for the entire period being examined, in which case Company shall pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to Company’s detriment, Company may credit the amount of the discrepancy, without interest, against future payments payable to Amgen under this Agreement, and if there are no such payments payable, then Amgen shall pay to Company the amount of the discrepancy, without interest, within [*] after Amgen’s receipt of the report.

Section 3.10 Taxes.

3.10.1 Sales Tax. Company is responsible for the payment of any state or local, sales or use, or similar fees or taxes arising as a result of the transfer of Licensed Materials by Amgen to Company pursuant to Section 2.4 (Transfer of Licensed Know-How and Licensed Materials), and Company shall remit such fees or taxes to Amgen, as the collection agent, upon invoice.

3.10.2 Withholding. In the event that any Law requires Company to withhold taxes with respect to any payment to be made by Company pursuant to this Agreement, Company shall notify Amgen of such withholding requirement prior to making the payment to Amgen and provide such assistance to Amgen, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary in Amgen’s efforts to claim an exemption from or reduction of such taxes. Company shall, in accordance with such Law, withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish Amgen with proof of payment of such taxes within [*] following the payment. If taxes are paid to a tax authority, Company shall provide reasonable assistance to Amgen to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid.

ARTICLE 4. PATENT PROSECUTION, MAINTENANCE AND INFRINGEMENT

Section 4.1 Prosecution and Maintenance.

4.1.1 Company shall have the first right to file, prosecute and maintain all Patent Rights specified under Licensed Patents, in each case at Company’s sole expense using outside counsel reasonably acceptable to Amgen. Company shall use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all such Patent Rights; provided that Company does

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

not represent or warrant that any patent will issue or be granted based on patent applications contained in the Licensed Patents. Amgen shall reasonably cooperate with Company’s requests for data, affidavits, and other information and assistance to support prosecution and maintenance of such Patent Rights; provided that Company shall reimburse Amgen for its reasonable documented out-of-pocket expenses with respect to such cooperation. Company shall, at least [*] prior to submission or within [*] of receipt, forward to Amgen copies of any significant office actions, communications, and correspondence relating to the Licensed Patents. Amgen shall have the right to comment on and to discuss such prosecution and maintenance activities with Company, and Company shall consider the same in good faith.

Section 4.2 Amgen Step-In Right. Notwithstanding the foregoing, if Company declines to file, prosecute or maintain any Patent Rights described in Section 4.1.1, elects to allow any Patent Rights described in Section 4.1.1 to lapse in any country, or elects to abandon any such Patent Rights (in each case solely to the extent contained in the Licensed Patents) before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then:

(a) Company shall provide Amgen with reasonable notice of such decision so as to permit Amgen to decide whether to file, prosecute or maintain such Abandoned Patent Rights and to take any necessary action (which notice shall, in any event, be given no later than [*] prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office).

(b) Amgen, at Amgen’s expense, may assume control of the filing, prosecution and/or maintenance of such Abandoned Patent Rights. The continued filing, prosecution or maintenance of such Abandoned Patent Rights shall be at Amgen’s sole discretion.

(c) Amgen shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such Abandoned Patent Rights to patent counsel (outside or internal) selected by Amgen.

(d) Company shall, at Amgen’s reasonable request and expense, assist and cooperate in the filing, prosecution and maintenance of such Abandoned Patent Rights.

(e) In the event a patent issues with respect to any such Abandoned Patent Rights, Amgen shall provide reasonable notice to Company thereof and such Abandoned Patent Right shall be excluded from the license granted by Amgen to Company under Section 2.1 (Grant), unless Company (i) reimburses Amgen for its internal and external costs and expenses related to the prosecution and maintenance of such Abandoned Patent Right within [*] of issuance of any such patent and (ii) assumes, in writing, the responsibility for the continued prosecution and maintenance of such Patent Rights in accordance with the provisions of Section 4.1 (Prosecution and Maintenance).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Section 4.3 Enforcement.

4.3.1 Company Enforcement. Each Party shall notify the other promptly in writing when any Infringement by a Third Party is uncovered or reasonably suspected. Company shall have the first right to enforce any patent within the Licensed Patents against any Infringement or alleged Infringement thereof, and in each case shall at all times keep Amgen informed as to the status thereof. Company may, at its own expense, institute suit against any such infringer or alleged infringer and control, defend and settle such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4.5 (Recovery). Amgen shall reasonably cooperate in any such litigation at Company’s expense; where necessary, Amgen shall join in, or be named as a necessary party to, such litigation. Company shall not enter into any settlement of any claim described in this Section 4.3.1 (Company Enforcement) that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial liability on the part of Amgen, requires an admission of liability, wrongdoing or fault on the part of Amgen, without Amgen’s prior written consent, in each case, such consent not to be unreasonably withheld.

4.3.2 Amgen Enforcement. If Company elects not to take good faith steps to enforce any patent within the Licensed Patents described in Section 4.3.1 (Company Enforcement) with respect to an Infringement (or otherwise take good faith steps to resolve such Infringement) in a particular country within [*] of receiving notice that an Infringement exists in such country (provided the foregoing shall not limit Amgen’s right to pursue equitable relief at any time in any court of competent jurisdiction in order to protect its rights in the Licensed Patents), then it shall so notify Amgen in writing, and upon receiving such notice, then Amgen may, in its sole judgment and at its own expense, take steps to enforce any such patent, including instituting suit against any such infringer or alleged infringer, and control, defend and settle such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4.5 (Recovery). Company shall reasonably cooperate in any such litigation at Amgen’s expense; where necessary, Company shall join in, or be named as a necessary party to, such litigation. Amgen shall not enter into any settlement of any claim described in this Section 4.3.2 that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial liability on the part of Company or requires an admission of liability, wrongdoing or fault on the part of Company without Company’s prior written consent, in each case, such consent not to be unreasonably withheld.

4.3.3 Progress Reports; Participation. The Party initiating or defending any enforcement action described in this Section 4.3 (Enforcement) (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense. The selection of such counsel will be subject to the Enforcing Party’s approval (which shall not be unreasonably withheld).

Section 4.4 Defense of Third Party Claims. If either (a) any Product Exploited by or under authority of Company becomes the subject of a Third Party’s claim or assertion of Infringement of a patent relating to the manufacture, use, sale, offer for sale or importation of such Product in the Field in the Territory, or (b) a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity or unenforceability of any of the Licensed Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

against a suit that names it as a defendant (the “Defending Party”). Neither Party shall enter into any settlement of any claim described in this Section 4.4 that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial liability on the part of the other Party, or requires an admission of liability, wrongdoing or fault on the part of the other Party, without such other Party’s prior written consent, in each case, such consent not to be unreasonably withheld. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense.

Section 4.5 Recovery. Except as otherwise provided, the costs and expenses of the Party bringing suit under Section 4.3 (Enforcement) shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (ii) the remainder of the recovery shall be shared between the Parties as follows:

(a) If Company is the Enforcing Party, as if such recovery were Net Sales under this Agreement and Company shall pay to Amgen a portion of such Net Sales equal to the royalties calculated and payable with respect to the applicable Product under Section 3.4 (Royalties); and

(b) If Amgen is the Enforcing Party, [*] to Amgen, and [*] to Company.

Section 4.6 Patent Term Extensions and Filings for Regulatory Exclusivity Periods. Company shall advise Amgen in advance when it is considering any patent term extension or supplementary protection certificates or their equivalents for the Licensed Patents. With respect to any patent listings required for any Regulatory Exclusivity for Products in the Territory, the Parties shall mutually agree on which Licensed Patents to list.

Section 4.7 Patent Marking. Company shall mark, and shall cause all other Selling Parties to mark, Products with all Licensed Patents in accordance with applicable Law, which marking obligation shall continue for as long as (and only for as long as) required under applicable Law.

ARTICLE 5. OBLIGATIONS OF THE PARTIES

Section 5.1 Responsibility. Following the Closing Date and at all times during the Term (except as expressly stated otherwise herein), Company shall be responsible for, and shall bear all costs associated with, the research, development and commercialization of the Product(s) in the Territory, including regulatory, pharmacovigilance, manufacturing, distribution, marketing and sales activities. Subject to Company’s obligations hereunder, all decisions concerning the development, marketing and sales of Product(s) in the Territory, including the clinical and regulatory strategy, design, sale, price and promotion of Product(s) covered under this Agreement, shall be within the sole discretion of Company.

Section 5.2 Diligence. Company shall (directly and/or through one or more Affiliates and/or Sublicensees or subcontractors) use Commercially Reasonable Efforts to develop and commercialize the Products in the Territory, [*]. The foregoing shall include use of Commercially Reasonable Efforts (directly and/or through one or more Affiliates and/or Sublicensees) with respect to [*]. In addition to the obligations of Company to use

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Commercially Reasonably Efforts, if Company, its Affiliates and/or their respective Sublicensees have not [*], Company shall promptly (but in no event later than [*] after each such applicable date) notify Amgen in writing of such failure to achieve such event (a “Specified Diligence Failure”) in a timely manner (the “Diligence Notice”); provided that, if Company either (A) fails to timely [*] despite its good faith efforts to do so or (B) has a Specified Diligence Failure as a result of [*] as required under [*], then such diligence deadline shall be equitably extended to account for [*] to comply therewith (provided, in the case of a failure under clause (A), such equitable extension shall [*]). Company will notify Amgen if such an equitable extension is necessary, and will provide Amgen with a good faith, non-binding estimate of the expected duration of such extension. Notwithstanding anything to the contrary, Amgen shall have the right to terminate this Agreement for a Specified Diligence Failure by providing [*] written notice to Company, provided such Specific Diligence Failure is not cured during such notice period. Company shall notify Amgen immediately upon obtaining Marketing Approval of each Product in each country.

Section 5.3 Reports. On January 15 and July 15 of each year, Company shall submit to Amgen a report summarizing in reasonable detail, on a Product-by-Product basis, activities related to the Exploitation of Products that Company or any of its Affiliates has performed, or caused to be performed, during the preceding six (6)-month period, and future activities related to the Exploitation of Products it then-currently expects to initiate during the following six (6)-month period.

Section 5.4 AMG 434 Quality Agreement. On the Closing Date, the Parties shall enter into the Quality Agreement with respect to the AMG 434 drug substance intermediate being provided by Amgen to Company as part of the Licensed Materials hereunder.

Section 5.5 Pre-Existing Agreements. Promptly after the Closing Date, Amgen shall assign the Pre-Existing Agreements to Company, to the extent it has the right under such agreement(s) to do so (and will use commercially reasonable efforts to obtain any required consents). Until the effective date of such assignment or sublicense, as applicable, (a) Company agrees to perform, or assist Amgen in performing, Amgen’s obligations under such agreement, and (b) Amgen agrees to use reasonable efforts to provide Company with any rights Amgen receives under such agreement and sublicense, as applicable.

Section 5.6 Company Location. Within sixty (60) days following the Closing Date, Company, Pinta Biosciences, Inc. or Nina Biosciences, Inc. (either alone or together) shall establish facilities in or around Thousand Oaks, California (the “Thousand Oaks Facilities”). At least one of Company, Pinta Biosciences, Inc., or Nina Biosciences, Inc. shall be obligated to maintain such Thousand Oaks Facilities until the earliest of (a) two (2) years following the date of such establishment, (b) the end of the Term or (c) a Sale Transaction of Company. Promptly after the Closing Date, Amgen and Company shall work together to mutually identify appropriate personnel candidates to develop and commercialize the Products in the Territory. Company shall use commercially reasonable efforts to hire and retain such candidates.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 6. INTENTIONALLY OMITTED.

ARTICLE 7. REPRESENTATIONS AND COVENANTS

Section 7.1 Mutual Warranties. Each of Amgen and Company represents and warrants that:

(a) it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

Section 7.2 Additional Amgen Warranties. Amgen warrants to Company that:

(a) As of the Signing Date, Amgen Controls the Licensed Patents and the Licensed Know-How listed on the Licensed Know-How Schedule, and is entitled to grant the licenses specified herein. Amgen has not caused any Patent Right included in the Licensed Patents to be subject to any liens or encumbrances and Amgen has not granted to any Third Party any rights or licenses under such Patent Rights or Licensed Know-How that would conflict with the licenses granted to Company hereunder. None of the Licensed Patents are in-licensed by Amgen;

(b) As of the Signing Date, Amgen has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that (i) the Licensed Patents are invalid or unenforceable or (ii) the manufacture, sale, offer for sale or importation of the Products in the Field in the Territory infringes or misappropriates any patents or other intellectual property rights of any Third Party;

(c) As of the Signing Date, except as set forth on the Disclosure Schedule, no patent application or registration within the Licensed Patents is the subject of any pending interference, opposition, cancellation or patent protest pursuant to 37 C.F.R. § 1.291;

(d) Amgen has made available to Company true and correct copies of the following: (i) all material Regulatory Filings for the Territory; (ii) all material correspondence with Governmental Authorities with respect to such Regulatory Filings; (iii) all minutes of any material meetings, telephone conferences or discussions with Governmental Authorities with respect to such Regulatory Filings; and (iv) all final clinical trial reports, in each case with respect to the Products and to the extent in existence as of the Signing Date;

(e) Amgen is the owner of each such Regulatory Filing in the Field in the Territory;

(f) Intentionally omitted;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(g) As of the Signing Date, the copy each Pre-Existing Agreement disclosed to Company prior to the Signing Date is, but for the redactions contained therein, a true and complete copy. Amgen further represents and warrants that Company will not be bound by any provision that is redacted from such copies of any Pre-Existing Agreement; and

(h) As of the Signing Date, Amgen has no knowledge that the manufacture of Products using the Amgen Cell Lines provided under this Agreement would infringe any patents of any Third Party in a manner that would reasonably be expected to have a material adverse effect on Company’s ability to Commercialize the Products on or after January 1, 2019.

Section 7.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 7 (REPRESENTATIONS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

Section 7.4 Company Covenants. Company covenants to Amgen that:

(a) it will conduct, and will cause its Affiliates and contractors to conduct, all preclinical and clinical studies for Products and manufacturing of Products, in accordance with (i) all U.S. Laws and the Laws of the country in which such clinical studies are conducted, (ii) the known or published standards of the FDA and the Regulatory Authority in such country, and (iii) the scientific standards applicable to the conduct of such studies and activities in the United States and in such country including current good laboratory practice, current good clinical practice and current good manufacturing practice. Neither Company, nor any officer, employee or agent of Company, will make an untrue statement of a material fact to any Regulatory Authority with respect to Products (whether in any submission to such Regulatory Authority or otherwise), and none of the foregoing will knowingly fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to Products;

(b) it will, and will cause its Affiliates and contractors to, comply with all Law with respect to the commercialization of Products;

(c) it will not knowingly employ any personnel or knowingly use a contractor or consultant that has been debarred by the FDA (or subject to a similar sanction of any other Regulatory Authority), or that is subject of an FDA debarment investigation or proceeding (or similar proceeding of any other Regulatory Authority);

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d) it shall comply with all (i) U.S. Laws prohibiting the re-export, directly or indirectly, of certain controlled U.S.-origin items without a license to parties located in certain countries or appearing on certain U.S. Government lists of restricted parties; (ii) U.S. Laws prohibiting participation in non-U.S. boycotts that the United States does not support; and (iii) U.S. Laws prohibiting the sale of products to parties from any country subject to U.S. economic sanctions or who are identified on related U.S. Government lists of restricted parties.

ARTICLE 8. INDEMNIFICATION

Section 8.1 Indemnity.

8.1.1 By Amgen. Amgen agrees to defend Company and its (and its Affiliates’) directors, officers, employees and agents (the “Company Indemnified Parties”) at Amgen’s cost and expense, and will indemnify and hold Company and the other Company Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the gross negligence or willful misconduct of Amgen, or (b) the material breach of this Agreement or the representations and warranties made hereunder by Amgen; except, in each case, to the extent such Losses result from clause (a), (b), or (c) of Section 8.1.2 (By Company). In the event of any such claim against the Company Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Company promptly notifying Amgen in writing of the claim, (y) Company granting Amgen sole management and control, at Amgen’s sole expense, of the defense of the claim and/or its settlement (provided that Amgen shall not settle any such claim without the prior written consent of Company if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by a Company Indemnified Party), would bind or impair a Company Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Company is invalid or unenforceable), and (z) at Amgen’s expense, the Company Indemnified Parties cooperating with Amgen; provided that in the case of (x) and (z) any failure or delay in such notice or cooperation shall not excuse any obligations of Amgen except to the extent Amgen is actually prejudiced thereby. The Company Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

8.1.2 By Company. Company agrees to defend Amgen and its (and its Affiliates’) directors, officers, employees and agents (the “Amgen Indemnified Parties”) at Company’s cost and expense, and will indemnify and hold Amgen and the other Amgen Indemnified Parties harmless from and against any Losses resulting from any Third Party claim (including product liability claims) to the extent arising out of or otherwise relating to (a) the gross negligence or willful misconduct of Company, its Affiliates, or their respective Sublicensees, (b) the material breach of this Agreement or the representations, warranties and covenants made hereunder by Company, or (c) the Exploitation of any Product by or on behalf of Company, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (a) or (b) of Section 8.1.1 (By Amgen). In the event of any such claim against the Amgen Indemnified

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Amgen promptly notifying Company in writing of the claim, (y) Amgen granting Company sole management and control, at Company’s sole expense, of the defense of the claim and/or its settlement (provided that Company shall not settle any such claim without the prior written consent of Amgen if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by an Amgen Indemnified Party), would bind or impair an Amgen Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Amgen is invalid or unenforceable) and (z) at Company’s expense, the Amgen Indemnified Parties cooperating with Company; provided that in the case of (x) and (z) any failure or delay in such notice or cooperation shall not excuse any obligations of Company except to the extent Company is actually prejudiced thereby. The Amgen Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

Section 8.2 LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, RELIANCE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 8.2 (LIMITATION OF DAMAGES) SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 9 (CONFIDENTIALITY) OR (B) THE INTENTIONAL MISCONDUCT OF A PARTY. NOTHING IN THIS SECTION 8.2 (LIMITATION OF DAMAGES) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 8 (INDEMNIFICATION) WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 8.3 Insurance. At least [*] prior to [*], Company shall at its own expense procure and maintain during the Term (and for [*] thereafter) [*] insurance coverage adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent pharmaceutical companies. Additionally, at least [*] prior to [*], Company shall at its own expense procure and maintain during the Term (and for [*] thereafter) [*] insurance coverage adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent pharmaceutical companies. Each insurance policy required by and procured by Company under this Section 8.3 (Insurance) shall [*]. Such insurance shall not be construed to create a limit of Company’s liability with respect to its indemnification obligations under this Article 8 (Indemnification). Company shall provide Amgen with a certificate of insurance or other evidence of such insurance, upon request. Company shall provide Amgen with written notice at least [*] prior to the cancellation, non-renewal or a material change of or in such insurance which materially adversely affects the rights of Amgen hereunder, and [*] prior written notice of cancellation for non-payment of premiums. Company’s insurance hereunder shall be primary with respect to the obligations for which Company is liable hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 9. CONFIDENTIALITY

Section 9.1 Confidential Information.

9.1.1 Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” means (a) all Licensed Know-How, (b) all Licensed Materials, and (c) all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party. During the Term, Amgen shall keep completely confidential all Licensed Know-How and Licensed Materials to the extent disclosure of such Confidential Information would negatively impact in any material way the Exploitation of the Products in the Territory by Company or its Affiliates or Sublicensees. For clarity, any modifications, improvements, enhancements, derivatives, or extracts of or related to the Licensed Know-How and Licensed Materials conceived or reduced to practice by or on behalf of Company, its Affiliates, or Sublicensees shall be considered Company’s Confidential Information.

9.1.2 Restrictions. During the Term and for [*] thereafter, Receiving Party shall keep completely confidential all Disclosing Party’s Confidential Information. Receiving Party shall not use Disclosing Party’s Confidential Information except to the extent necessary to perform its obligations and exercise its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 9.1.2 (Restrictions). Receiving Party shall use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 9.1.2 (Restrictions). Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

9.1.3 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information shall not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure, as evidenced by contemporaneous written records; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of °confidentiality to Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.1.4 Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a) in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(b) in connection with prosecuting or defending litigation, Marketing Approvals and other regulatory filings and communications, and filing, prosecuting and enforcing Patents in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(c) in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators (including Sublicensees where Company is the Receiving Party); and permitted and potential acquirers or assignees; potential investment bankers, investors and lenders;

provided that (1) with respect to the foregoing clause (a) or (b), where reasonably possible, Receiving Party shall notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to the foregoing clause (c), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 9.1.2 (Restrictions) (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

Section 9.2 Terms of this Agreement; Publicity.

9.2.1 Restrictions. The Parties agree that the terms of this Agreement shall be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 9.1.4 (Permitted Disclosures). Except as required by law and except for the press release attached hereto as the Press Release Schedule to be issued on or after the Closing Date, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the Products in the Territory or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld (or as such consent may be obtained in accordance with Section 9.2.2 (Review)).

9.2.2 Review. In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party shall provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party shall specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such Release (but in no event less than [*] business days) and if the Receiving Party fails to provide any comments during the response period called for by the Issuing Party, the Reviewing Party shall be deemed to have consented to the issuance of such Release. If the Receiving Party provides any comments, the Parties shall consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

subsequently publicly disclose any information previously contained in any Release so consented to. For the avoidance of doubt, notwithstanding anything to the contrary, Company, in its sole discretion, may (a) subject to the terms of Section 9.1 (Confidential Information), disclose information relating to Company’s, its Affiliates’, and Sublicensees’ activities in connection with the subject matter hereunder, including information relating to research and any clinical trial conducted by Company (including in marketing or publicity materials) and any health or safety matter related to a Product and (b) disclose information relating to this Agreement or the transactions contemplated hereby to current and potential investors in and potential acquirers and Sublicensees of Company who are bound prior to disclosure by commercially reasonable obligations of confidentiality.

Section 9.3 Relationship to the Confidentiality Agreement. All “Confidential Information” disclosed or received by or on behalf of a Party under that certain Confidential Disclosure Agreement between Amgen and Kleiner Perkins Caufield & Byers, dated October 17, 2011, shall be deemed “Confidential Information” hereunder and shall be subject to the terms and conditions of this Agreement.

Section 9.4 Publications.

9.4.1 Right to Publish. Subject to the provisions of Sections 9.1 (Confidential Information), 9.2 (Terms of this Agreement; Publicity) and 9.4.2 (Review), both Parties shall have the right to publish with respect to Products in publications based in the Territory, and to make scientific presentations on Products in the Territory (provided that prior to any such publication or presentation by Amgen with respect to a Product in the Territory, Amgen shall obtain Company’s prior written consent). Neither Party shall publish the [*] or information concerning the [*] without the prior consent of the other Party.

9.4.2 Review. Except as required by Law or court order, for any proposed publication or presentation regarding a Product in the Territory, the Party desiring to make such publication: (a) shall transmit a copy of the proposed publication for review and comment to the other Party (and any applicable licensee) at least [*] prior to the submission of such publication to a Third Party; (b) upon request of the other Party (or applicable licensee) shall remove all Confidential Information of the other Party (or applicable licensee); and (c) shall consider all reasonable comments made by the other Party (or applicable licensee).

ARTICLE 10. TERM AND TERMINATION

Section 10.1 Term. The term of this Agreement (the “Term”) shall commence on the Signing Date, and unless terminated earlier as provided in this Article 10 (Term and Termination), shall continue in full force and effect until expiration of the last-to-expire Royalty Term for any Product in the Territory. Upon expiration of this Agreement, the licenses granted to Company by Amgen under this Agreement to Exploit Products shall be fully paid-up, royalty-free, irrevocable and non-exclusive.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Section 10.2 Termination by Amgen.

10.2.1 Breach.

(a) Subject to Section 10.2.1(b), Amgen shall have the right to terminate this Agreement in full upon delivery of written notice to Company in the event of any material breach by Company of any terms and conditions of this Agreement; provided that such termination shall not be effective if such breach has been cured within [*] after written notice thereof is given by Amgen to Company specifying the nature of the alleged breach.

(b) Notwithstanding the foregoing, in the event of a good faith dispute between the Parties as to whether Company has materially breached any terms or conditions of this Agreement (a “Dispute”), then, except [*], (i) the Parties shall resolve the Dispute pursuant to Section 11.4 (Governing Law; Jurisdiction) (the period until the resolution of such Dispute being the “Dispute Period”); (ii) each Party will continue to perform its obligations under this Agreement during the Dispute Period and (iii) if the relevant judicial finder of fact (“Finder of Fact”) determines that Company is in material breach as asserted by Amgen (a “Breach”), then, following such adjudication by the Finder of Fact and in lieu of any such termination by Amgen, Company shall have the right to cure (A) any payment breach by payment in full of any finally determined monetary award and (B) any other breach that [*]. For avoidance of doubt, this Section 10.2.1 shall not abrogate Amgen’s right to obtain injunctive or equitable relief at any time from a court of competent jurisdiction and/or attorneys’ fees in connection with any relief so granted.

10.2.2 Termination for IP Challenge. To the extent allowed by Law, Amgen shall have the right, upon written notice to Company, to terminate in full (a) this Agreement, in the event that Company or any of its Affiliates directly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patents or Framework Patents, or (b) any Sublicensee’s sublicense, in the event that such Sublicensee directly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patents; provided that Amgen shall not have the right to terminate any sublicense under Section 10.2.2 (b) (Termination for IP Challenge) for any such challenge by any Sublicensee if such challenge is dismissed within [*] of Amgen’s notice to Company under this Section 10.2.2 (Termination for IP Challenge) and not thereafter continued.

Section 10.3 Termination by Company.

10.3.1 Breach. Company shall have the right to terminate this Agreement in full upon delivery of written notice to Amgen in the event of any material breach by Amgen of any terms and conditions of this Agreement; provided that such termination shall not be effective if such breach has been cured within [*] after written notice thereof is given by Company to Amgen specifying the nature of the alleged breach.

10.3.2 Discretionary Termination. Company shall have the right to terminate this Agreement in full, or on a Product-by-Product basis, [*] after delivery of written notice to Amgen if the Board of Directors of Company concludes due to scientific, technical, regulatory or commercial reasons, including (a) safety or efficacy concerns, including adverse events of a Product, (b) concerns relating to the present or future marketability or profitability of a Product, (c) reasons related to patent coverage or (d) existing and anticipated competition, renders the Exploitation of a Product no longer commercially practicable for Company.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Section 10.4 Termination Upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall (a) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (b) propose a written agreement of composition or extension of its debts, (c) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within [*] after the filing thereof, (d) propose or be a party to any dissolution or liquidation, (e) make an assignment for the benefit of its creditors or (f) admit in writing its inability generally to meet its obligations as they fall due in the general course.

Section 10.5 Effects of Termination. Upon termination by either Party under Sections 10.2 (Termination by Amgen), 10.3 (Termination by Company) or 10.4 (Termination Upon Bankruptcy):

(a) Company shall responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical studies for the Terminated Products for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and requested by Amgen, Company, its Affiliates or its Sublicensees shall complete such trials. Company shall be responsible for any costs associated with such wind-down. Amgen shall pay all costs incurred by either Party to complete such studies should Amgen request that such studies be completed.

(b) A termination of this Agreement shall [*] with respect to the Terminated Products pursuant to Section [*]; provided that, with respect to [*], as of the effective date of termination and [*] consistent with the terms and conditions contained herein, with [*], or [*], Company may, to the extent it is legally permitted to do so, [*] and [*] and [*].

(c) All rights and licenses granted by Amgen to Company in Article 2 (License Grant) with respect to the Terminated Products shall terminate, and Company and its Affiliates shall cease all use of Licensed Know-How and Licensed Patents related to the Terminated Products and all Exploitation of the Terminated Products, except to the extent required under Section 10.5(a).

(d) Upon Amgen’s request, all Marketing Approvals and other regulatory filings and communications relating to the Terminated Products owned (in whole or in part) or otherwise controlled by Company and its Affiliates and Sublicensees, and all other documents relating to or necessary to further Exploit any Terminated Products, as such items exist as of the effective date of such termination (including all related completed and ongoing clinical studies) shall be assigned to Amgen, and Company shall provide to Amgen one (1) copy of the foregoing and all documents contained in or referenced in any such items, together with the raw and summarized data for any clinical studies (and where reasonably available, electronic copies thereof). In the event of any failure to obtain assignment, Company hereby consents and grants to Amgen the right to access and reference (without any further action required on the part of Company, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(e) Company hereby grants to Amgen and its Affiliates, and Amgen and its Affiliates shall automatically have, a [*] license, [*], under Know-How and Patent Rights that are Controlled by Company or any of its Affiliates and Sublicensees for Exploiting the Terminated Products and any improvement to any of the foregoing (such license effective only as of and after the effective date of such termination). The Patent Rights so licensed shall be subject to [*].

(f) Upon Amgen’s request, Company shall assign (or, if applicable, shall cause its Affiliates or Sublicensees to assign) to Amgen all of Company’s (and such Affiliates’ and Sublicensees’) right, title and interest in and to any registered or unregistered trademarks or internet domain names worldwide that are specific to a Terminated Product (it being understood that the foregoing shall not include any trademarks or internet domain names that contain the corporate or business name(s) of Company).

(g) Company agrees (and shall cause its Affiliates and Sublicensees as a condition of the grant of the applicable Sublicense to so agree) to fully cooperate with Amgen and its designee(s) to facilitate a smooth, orderly and prompt transition of the Exploitation of Terminated Products in the Territory to Amgen and/or its designee(s). Upon request by Amgen, and at Amgen’s expense, Company shall transfer to Amgen some or all quantities of Terminated Products in its possession. If Company is, at the time of such termination of this Agreement, party to any Third Party contracts with respect to a Terminated Product, then it shall provide Amgen notice and (to the extent permitted to do so) copies thereof. Company shall assign to Amgen (and Amgen shall assume and perform) any such contracts requested by Amgen, to the extent it has the right under such contract(s) to do so (and shall use commercially reasonable efforts to obtain any required consents). In addition, Company shall, at Amgen’s cost and expense, provide any cooperation reasonably requested by Amgen to ensure uninterrupted supply of Terminated Products. If Company manufactured any Terminated Product at the time of termination, then Company shall continue to provide for manufacturing of such Product for Amgen, at [*] of the fully-burdened manufacturing cost therefor (for clarity, such cost shall be paid by Amgen to Company), from the date of notice of such termination until the sooner to occur of (a) such time as Amgen is able, using commercially reasonable efforts to do so, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of Product may be procured and legally sold in the Territory and (b) [*] from the effective date of termination of this Agreement.

(h) For clarity, the terms and conditions of this Agreement shall continue in full force and effect with respect to any Product other than the Terminated Products, and the terms and conditions of the provisions listed as surviving pursuant to Section 10.6 (Survival) shall continue in full force and effect with respect to the Terminated Products.

Company shall duly execute and deliver, or caused to be duly executed and delivered, such instruments and shall do and cause to be done such activities and things, including the filings of such assignments, agreements, documents and instruments, as may be necessary under, or as Amgen may reasonably request in connection with, Amgen’s rights under this Section 10.5 (Effects of Termination).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Section 10.6 Survival. In addition to the termination consequences set forth in Section 10.5 (Effects of Termination), the following provisions shall survive termination or expiration of this Agreement: Articles 1 (Definitions), 7 (Indemnification), 8 (Confidentiality), and 10 (Miscellaneous) and Sections 2.7 (Limited Exploitation Rights), 3.3 (Milestone Payments) (with respect to milestones reached prior to such expiration or termination), 3.4 (Royalties) (with respect to sales made before such expiration or termination), 3.6 (Method of Payment; Royalty Reporting\) through 3.10 (Taxes) (inclusive) (with respect to periods with sales of Products made before such expiration or termination), 4.3 (Enforcement) through 4.5 (Recovery) (with respect to any action initiated prior to such expiration or termination), 7.3 (Disclaimer), 10.5 (Effects of Termination) and this Section 10.6 (Survival). Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations shall terminate upon expiration of this Agreement.

ARTICLE 11. MISCELLANEOUS

Section 11.1 Entire Agreement; Amendment. This Agreement and all Schedules attached to this Agreement constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are superseded hereby. Neither Party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties.

Section 11.2 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. Upon the commencement of a bankruptcy proceeding by or against either Party, the Party that is not a party to such proceeding shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it, unless the Party subject to the proceeding elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 11.3 Independent Contractors. The relationship between Company and Amgen created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

Section 11.4 Governing Law; Jurisdiction. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of [*], without regard to its conflicts or choice of law rules or principles, except as to any issue which depends upon the validity, scope or enforceability of any Licensed Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of [*] for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of [*] and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

Section 11.5 Notice. Except as otherwise expressly set forth herein, all notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to Company:	Santa Maria Biosciences, Inc. c/o Kleiner Perkins Caufield & Byers 2750 Sand Hill Road Menlo Park, CA 94025 Attn: Isaac Ciechanover, MD

If to Amgen:	Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320 Attn: Corporate Secretary

Section 11.6 Compliance With Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 11.7 Non-Use of Names. Amgen shall not, and shall require its Affiliates not to, use the name, trademark, logo or physical likeness of Company or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without such Company’s prior written consent. Company shall not, and shall require its Affiliates not to, use the name, trademark, logo or physical likeness of Amgen or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Amgen’s prior written consent.

Section 11.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed except that either Party shall be free to assign this Agreement in connection with any merger, sale of such Party or sale of all or substantially all of the assets of the Party relating to this Agreement (a “Sale Transaction”), without the prior consent of the non-assigning Party; provided that, in the case of a Sale Transaction of Company, the assignee shall be required to assume all of Company’s obligations hereunder. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 11.8 (Successors and Assigns) shall be null and void.

Section 11.9 Sale Transaction or Amgen Acquisition. In the event of (x) a Sale Transaction, or (y) the acquisition by Amgen of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “Amgen Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (an “Amgen Acquisition”), the intellectual property rights of the acquiring party in a Sale Transaction, if other than one of the Parties to this Agreement (together with any entities that were affiliates of such Third Party immediately prior to such Sale Transaction, a “Third Party Acquirer”), or the Amgen Acquire; as applicable, shall not be included in the technology licensed hereunder or otherwise subject to this Agreement.

Section 11.10 Waivers. A Party’s consent to or waiver, express or implied, of the other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writhing and signed by the Party granting such consent or waiver.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Section 11.11 No Third Party Beneficiaries. Except as expressly provided with respect to Amgen Indemnified Parties and Company indemnified Parties in Article 8 (Indemnification) and Amgen’s licensees, nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 11.12 Headings; Schedules. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Schedules are incorporated herein by this reference.

Section 11.13 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural and the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday or Sunday or any day banks are authorized or required to be closed in the United States. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

Section 11.14 Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or electronically transmitted documents.

[Signature page follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SANTA MARIA BIOSCIENCES, INC.		AMGEN INC.

By:	/s/ Isaac Chiechanover	By:	/s/ Jonathan Peacock
Name:	Isaac Chiechanover	Name:	Jonathan Peacock
Title:	President	Title:	Executive Vice President and Chief Financial Officer

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule

Business Plan

[Schedule begins on following page.]

Schedule

Disclosure

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule

Licensed Know-How

[*]

[22 pages omitted]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule

Licensed Materials

[*]

[4 pages omitted]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule

Licensed Patents

[*]

[9 pages omitted]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule

Milestones and Royalties

Milestone Payments: The Milestone Events and Milestone Payments to be made pursuant to Section 3.3 of the Agreement are as follows:

Milestone Event	Payment
Development Milestones, payable on a Product-by-Product basis
[*]	[	*]
Commercial Milestones with respect to Products
[*]	[	*]

*	Notwithstanding anything to the contrary, if, [*], then this Milestone Payment shall not be payable until [*].

1.	Royalties: The royalty rates payable under Section 3.4 of the Agreement with respect to Net Sales of Product(s) are as follows:

(i)	[*] on the portion of annual Net Sales for Products less than [*];

(ii)	[*] on the portion of annual Net Sales for Products between [*] and [*], inclusive; and

(iii)	[*] on the portion of annual Net Sales for Products greater than [*].

For the avoidance of doubt, if a Product is Covered by more than one Licensed Patent, the above royalty shall be paid only once.

2.	Third Party Payments. In the event that Company or any of its Affiliates or Sublicensees obtains a license under Patent Rights of a Third Party in any country in the Territory that Company or its Affiliate or Sublicensee, on the advice of patent counsel, determines, in the absence of a license thereunder, would be considered to be Infringed by the development, manufacture, use, sale, offer for sale or import of a Product sold by Company (or its Affiliate or Sublicensee) in such country (in each case, a “Necessary Third Party License”), then Company may deduct [*] of the royalties actually paid to such Third Party under such Necessary Third Party License with respect to sales of such Product in such country from the royalty payments owed to Amgen pursuant to Section 2 of this Milestones and Royalties Schedule with respect to Net Sales of such Product in such country.

3.	No Valid Claim. In the event that any Product is not Covered by at least one (1) Valid Claim of a Licensed Patent within the Territory, then the royalty rates set forth in Section 2(b) of this Milestones and Royalties Schedule shall be reduced by [*] for such Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.	Maximum Deduction. In no event, however, shall a deduction, or deductions, in the royalty rate pursuant to Section 3 of this Milestones and Royalties Schedule and Section 4 of this Milestones and Royalties Schedule, reduce the royalty rate payable by Company on Net Sales of a given Product during a given calendar quarter pursuant to Section 2 of this Milestones and Royalties Schedule by more than [*] in the aggregate.

5.	Mutual Convenience of the Parties. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to Amgen. Company hereby stipulates to the fairness and reasonableness of such royalty and other payment obligations and covenants not to allege or assert, nor to allow any of its Affiliates or Sublicensees to allege or assert, nor further to cause or support any other Third Parties to allege or assert, that any such royalty or other payment obligations are unenforceable or illegal in any way.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule

Permitted CMOs

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule

Pre-Existing Agreements

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule

Press Release

[Schedule begins on following page.]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amgen to License Assets to Atara Biotherapeutics, Kleiner Perkins Caufield & Byers’ (KPCB) Newly Formed Drug Development Company

September x, 2012, Thousand Oaks, CA — Amgen (NASDAQ: AMGN) and KPCB today announced an agreement that licenses six Amgen assets to Atara Biotherapeutics, a newly formed drug development company financed by KPCB. The in-licensed assets from Amgen are in various stages of development, from preclinical to early clinical. These drugs will form the foundation of Atara’s focus on developing innovative drug therapies for patients with cancer and chronic diseases, including nephrology and oncology. Financial terms of the transaction are not being disclosed.

Atara will have facilities in both the Bay Area and Thousand Oaks, Calif., where it can help broaden the biotechnology hub around Amgen. The Atara leadership team will be comprised of individuals having previous experience from both Amgen and KPCB. Amgen will have a minority equity interest in Atara, with rights to an observer seat on Atara’s Board of Directors.

“Amgen is excited to partner with KPCB, a preeminent venture capital firm, to foster a creative business model that will help advance molecules in Amgen’s pipeline to treat serious illness,” said Sean E. Harper, M.D., executive vice president of Research and Development at Amgen, “The creation of Atara Biotherapeutics also provides the opportunity to further foster biotechnology innovation in Amgen’s headquarters’ communities.”

“The model for Atara will enable us to build on Amgen’s research to bring a promising group of therapeutics to patients with serious illnesses, enabling them to have a better quality of life,” said Dr. Isaac Ciechanover, CEO Atara Biotherapeutics (former partner at KPCB).

About Kleiner Perkins

Since its founding in 1972, Kleiner Perkins Caufield & Byers has backed entrepreneurs in more than 500 ventures including AOL, Amazon.com, Citrix, Compaq, Electronic Arts, Google, Groupon, Intuit, Juniper Networks, Netscape, Sun, Symantec, Verisign, webMD and Zynga. This also includes lifesciences companies Genentech, Genomic Health, Idec and Onyx to name a few. KPCB portfolio companies employ more than 350,000 people worldwide. More than 150 of the firm’s portfolio companies have gone public, and many other KPCB ventures have achieved success through mergers and acquisitions. KPCB focuses its global investments in three practice areas - digital, greentech and life sciences - and provides entrepreneurs with company-building expertise out of its offices in Silicon Valley, Beijing and Shanghai.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit http://www.ampen.com/. Follow us on http://twittercom/amgen.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule

Products

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule

Quality Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

QUALITY AGREEMENT

Between

[Name of Company]

Hereafter referred to as “COMPANY”

and

AMGEN Inc.

Hereafter referred to as “AMGEN”

This Quality Agreement is intended by the Parties to set forth a plan for the quality assurance groups of AMGEN and COMPANY to work in relation to the manufacture, labeling, testing, release, shipping and storage of the Product (as defined below). By signing below, the respective quality assurance representatives acknowledge and agree to the provisions of this Quality Agreement.

Agreed and accepted for:	Agreed and accepted for:

[NAME OF COMPANY]	AMGEN

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

TABLE OF CONTENTS

1.	BACKGROUND INFORMATION	3

2.	SCOPE	3

3.	DEFINITIONS	3

4.	RESPONSIBILITIES	5

5.	COMMUNICATION	5

6.	BATCH DISPOSITION (PRODUCT RELEASE)	5

7.	QUALITY CONTROL/TESTING	6

8.	REFERENCE SAMPLES	7

9.	RETENTION SAMPLES	7

10.	LABEL APPROVAL	7

11.	RECEIVING, SHIPPING, STORAGE AND DESTRUCTION	7

12.	CHANGE CONTROL	8

13.	INVESTIGATIONS OF NONCONFORMANCES, DISCREPANCIES (POST DISTRIBUTION NC’S)	8

14.	VISITS, AUDITS AND INSPECTIONS	8

15.	DISPUTE RESOLUTION	9

16.	CUSTOMER COMPLAINTS	9

17.	REPROCESSING AND REWORK	10

18.	RECALLS AND VOLUNTARY WITHDRAWALS	10

19.	RESPONSIBLE PERSONS: CONTACT INFORMATION	10

20.	GENERAL	10

EXHIBIT A	11

EXHIBIT B	12

EXHIBIT C	13

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.	BACKGROUND INFORMATION

1.1	AMGEN Inc. (hereinafter referred to as “AMGEN”) and [Company Name] (hereinafter referred to as “COMPANY”) (hereinafter referred to individually as “Party” or collectively as “Parties”) have entered into an Exclusive License Agreement (the “License Agreement”), dated as of [ ], 2012, and a Supply Agreement (the “Supply Agreement”), dated as of [ ], 2012, regarding AMG 745 (the “Product”) for clinical use. This Quality Agreement provides the quality requirements as specified under Section 5.4 of the License Agreement and Section 2.1 of the Supply Agreement.

1.1.1	This Quality Agreement defines the quality obligations of the Parties and their respective affiliates or approved contractors, with respect to the manufacture, labeling, testing, release, and delivery of Product in accordance with the License Agreement and Supply Agreement and the quality aspects of such Product.

2.	SCOPE

2.1	The provisions of this Quality Agreement supplement the provisions of the License Agreement and Supply Agreement. The terms of the License Agreement and Supply Agreement shall remain in force and effect. In the event of any conflict between the License Agreement, or Supply Agreement, and this Quality Agreement, the License Agreement and Supply Agreement shall govern over the conflict.

2.2	This Quality Agreement may be amended only by mutual written agreement of the Parties.

2.3	Exhibits to this Quality Agreement are intended to provide additional definition to the applicable topic and, as such, should be updated to reflect the current information and business process, as applicable. Amendment of the Exhibits does not require re-approval of the Quality Agreement unless the Quality Agreement itself is affected. Exhibits and all amendments of Exhibits shall be approved by mutual written agreement of the Parties.

2.4	All activities under this Quality Agreement shall be performed in compliance with cGMP regulations.

2.5	This Quality Agreement shall expire at the termination, cancellation, or expiration, as the case may be, of the License Agreement.

3.	DEFINITIONS

3.1	All capitalized terms not otherwise defined in this Quality Agreement shall have the definition set forth in the License Agreement and/or Supply Agreement.

3.2	As used in this Quality Agreement, the following terms shall have the following meanings:

Certificate of Analysis (CoA)	CoA prepared for Product representing the analytical results for the material, Certificate of the accuracy of which has been certified by AMGEN. This is an approved Analysis (CoA) record provided by AMGEN for a given batch containing the analytical test results required by the specification for the material.

Certificate of Compliance (CoC)	CoC (or QADS) prepared by AMGEN for the Product representing that the Compliance Product was manufactured according to cGMP requirements.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Disposition Manager	AMGEN Quality Assurance staff member qualified to perform the Disposition comprehensive quality assessment and make the disposition decision for a Manager specific batch of Product.

Disposition Package	Documentation set provided to COMPANY representing AMGEN batch Disposition disposition of the Product. Documents comprising the Disposition Package are provided in Exhibit B.

Drug Substance	Shall have the meaning given in the Supply Agreement.

Drug Product	The finished dosage form of AMG745 in labeled vials delivered in Drug Product accordance with License Agreement and the Supply Agreement.

Final Release	Release of Product for distribution by COMPANY in accordance with Final Release COMPANY standard operating procedures (“SOPs”).

cGMP	All applicable laws and regulations relating to current Good Manufacturing Practices, as promulgated by the United States Food and Drug cGMP Administration (FDA), and foreign equivalents thereof as promulgated by the applicable Regulatory Authority in the European Union or Canada.

Disposition Package	Documentation set provided to COMPANY representing AMGEN batch Disposition disposition of the Product. Documents comprising the Disposition Package are provided ‘in Exhibit B.

Manufacturer’s Release	Release of Product by AMGEN, according to AMGEN’s procedures and cGMP regulations.

Manufacturing Information Schedule	The information listed under the heading “Manufacturing Information” in the Licensed Know-How Schedule attached to the License Agreement.

Material Change	A material change to the Specifications or the manufacturing process for Product, or any other material changes to the Product including the analytical methods that AMGEN uses that support performance of its obligations under the License Agreement or Supply Agreement.

Nonconformance	Deviations incurred during the manufacture, testing, or storage of the Product prior to delivery to COMPANY, which were determined by AMGEN procedures to potentially impact the safety, identity, strength, potency, or quality of the Product.

Out of Specification (OOS)	An examination, measurement or test result that does not conform with pre-established specification requirements established by the relevant Party.

Product	The Drug Substance and Drug Product manufactured by AMGEN.

Quality Assurance Disposition (QAD)	A document containing the disposition decision for a specific batch of Product.

Qualified Person (QP)	Qualified Person, as defined in 2001/83 EC and 2001/20 EC; responsible for certification of any Product batch prior to its use in a European clinical study.

Recall	A “recall” or “market withdrawal” (each as defined per Section 7.3 of Title 21 (Food and Drugs) of the Code of Federal Regulations, or, with respect to a jurisdiction other than the United States, the equivalent regulations of the applicable Regulatory Authority in such jurisdiction) of Product or any lots thereof.

Reference Sample	Sample collected from the manufacture of Product for the purpose of being analyzed, should the need arise, to support significant investigations.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Regulatory Authority	Any government administrative agency, commission or other governmental authority, body or instrumentality, or any federal, state, local, domestic or foreign governmental regulatory body.

Reprocessing	Reprocessing shall mean introducing an intermediate or active pharmaceutical ingredient, including one that does not conform to standards or specifications, back into the process and repeating a step (e.g., filtration) that is part of the established manufacturing process.

Retention Samples	A fully packaged unit from a batch of Drug Product. It is stored for identification identification purposes.

Rework	Rework shall mean subjecting an intermediate that does not conform to one Or more processing steps that are different from the established manufacturing process to obtain acceptable quality intermediate or Product.

Specifications	AMGEN approved set of analytical methods, requirements, and acceptance criteria as used to judge the identity, purity and potency of all source materials, raw materials, and finished filled Product which comprises the material, as referenced in the Specifications Schedule.

Specifications Schedule	The Specifications Schedule attached to the License Agreement.

4.	RESPONSIBILITIES

4.1	Without limiting any other provision of this Quality Agreement, the Parties agree that this Quality Agreement is intended to carry out the following guiding principles:

4.1.1	The Parties’ quality obligations with respect to the manufacture, labeling, testing, release, and delivery of Product are as set forth in this Quality Agreement.

4.1.1.1	The Parties acknowledge that AMGEN shall have the right to perform responsibilities hereunder through its Affiliates (as defined in the License Agreement) and contractors.

5.	COMMUNICATION

5.1	AMGEN and COMPANY agree to provide verbal communication to one another, in a timely manner, as necessary or appropriate for a given issue. Both Parties also agree to follow-up and clarify promptly in writing those important verbal communications to ensure clarity of issues.

5.2	Routine verbal and written communications required herein shall be delivered to the individuals indicated in EXHIBIT A or their delegates.

5.3	Each Party must notify the other in writing of any (potential) theft, counterfeits and illegal diversion of Product manufactured by AMGEN within twenty-four (24) hours upon awareness of such events.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.	BATCH DISPOSITION (PRODUCT RELEASE)

6.1	AMGEN Quality Responsibility

6.1.1	AMGEN shall be responsible for the Manufacturer’s Release of the material to COMPANY.

6.1.2	AMGEN shall provide to COMPANY the Disposition Package for each batch of material supplied to COMPANY, upon shipment. The documents to be included in the Disposition Package are provided in Exhibit B.

6.2	COMPANY Quality Responsibility

6.2.1	COMPANY shall be solely responsible for the Final Release of the Product for distribution within the Territory.

6.2.2	COMPANY shall be deemed to have conclusively and fully accepted the Product unless COMPANY notifies AMGEN in writing of any claim to the effect that the Product received did not meet the Specifications and/or cGMP requirements, within thirty (30) days of receipt.

6.2.3	A QP authorized by COMPANY will be responsible for certification of Product for use in clinical trials in the European Union, according to the requirements set out in the European Union cGMPs.

7.	QUALITY CONTROL/TESTING

7.1	Transfer and Qualification of Analytical Testing

7.1.1	The provisions of this Section 7 supplement the terms of the License Agreement and Supply Agreement relating to the know-how and scientific and technical information needed for compliance of the Product in the United States, Canada and/or the European Union.

7.1.2	Refer to the Manufacturing Information Schedule for the transfer of analytical methods from AMGEN to COMPANY.

7.1.3	As part of such transfer, AMGEN shall provide COMPANY with reference standard and non-commercial critical reagents and supporting documentation in accordance with AMGEN policies and procedures. Refer to the Manufacturing Information Schedule for the transfers of reference standard and non-commercial critical reagents.

7.2	AMGEN Testing Responsibility

7.2.1	AMGEN will conduct testing of Product according to Specifications, methods, policies and procedures as approved by AMGEN. AMGEN shall provide the Specifications to COMPANY per the Manufacturing Information Schedule.

7.2.2	Stability Testing

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.2.2.1	AMGEN will continue the initiated stability studies of the Product per the AMGEN Stability program and provide data updates as set forth in the Manufacturing Information Schedule. As soon as practical, AMGEN will notify COMPANY of any confirmed stability failure of the Product and provide periodic updates on the OOS investigation.

7.2.2.2	AMGEN will be responsible for assigning a Product expiration date per AMGEN’ s Stability program requirements.

7.3	COMPANY Testing Responsibility

7.3.1	Batch release documents will be evaluated by COMPANY upon receipt for conformance to Specifications and applicable cGMP requirements. COMPANY will not be performing additional testing to the AMGEN released batches.

8.	REFERENCE SAMPLES

8.1	AMGEN shall retain Reference Samples for each manufactured batch of Product released to COMPANY per AMGEN established procedures.

8.2	The amount of samples collected will be in compliance with AMGEN policies and procedures and applicable Law.

9.	RETENTION SAMPLES

9.1	COMPANY is responsible for retaining Retention Samples for each packaged batch of Product released for clinical distribution per established COMPANY procedures and applicable Law.

10.	LABEL APPROVAL

10.1	Label Creation and Application

10.1.1	AMGEN will be responsible for labeling of Product that will be distributed to COMPANY according to AMGEN procedures. The label will include the following information: cautionary statement, Amgen artwork number, manufacturing date and drug product batch number.

11.	RECEIVING, SHIPPING, STORAGE and DESTRUCTION

11.1	AMGEN shall make Product available for shipment to COMPANY in an appropriate manner that will assure the stability of the Product during shipment, using defined, qualified packaging configurations.

11.2	AMGEN shall ship labeled Product to COMPANY per AMGEN policies and procedures.

11.3	Upon receipt, COMPANY is responsible for reviewing tracking data, inspecting security seals and labels for evidence of tamper, and performing reconciliation of Product upon receipt of shipment per COMPANY procedures. COMPANY shall notify AMGEN within two (2) business days of becoming aware of any discrepancies.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.3.1	AMGEN and COMPANY will jointly investigate any discrepancies within AMGEN’s defined quality systems.

11.4	COMPANY is responsible for reviewing shipping data such as temperature recording data and storage conditions upon receipt of shipment.

11.5	COMPANY is responsible for adequate storage of the Product upon receipt according to the storage requirements specified in the Specifications.

11.6	COMPANY shall be responsible for the destruction of any unused Product and material in accordance with applicable Law.

11.7	Unused cGMP materials including excipients, raw material, primary packaging components, product contacting material (e.g. resin) will be destroyed and reconciled by AMGEN per AMGEN procedures.

12.	CHANGE CONTROL

12.1	Changes by AMGEN

12.1.1	AMGEN shall notify COMPANY of AMGEN’s intention to implement any Material Change. The notification of such Material Change and the details of such Material Change shall be provided to COMPANY by AMGEN according to EXHIBIT C.

12.1.1.1	COMPANY’s QA will respond to such notification for a Material Change within two (2) business days of receipt.

12.2	Notwithstanding anything to the contrary in this Section 12, AMGEN shall have the right to immediately make any change required to protect patient safety or as required by applicable Law and shall give COMPANY prompt written notice thereof.

13.	INVESTIGATIONS OF NONCONFORMANCES, DISCREPANCIES (POST DISTRIBUTION NC’S)

13.1	If a Nonconformance, as solely determined by AMGEN, is identified after a Product batch has been shipped to COMPANY, AMGEN shall inform COMPANY as soon as reasonably possible of such Nonconformance.

13.2	AMGEN will provide support, as necessary and reasonable, to enable COMPANY to comply with applicable regulatory reporting requirements that may result from the occurrence of Nonconformances.

14.	VISITS, AUDITS AND INSPECTIONS

14.1	Person-in-Plants

14.1.1	Neither Party shall have the right to have a person-in-plant in the other Party’s facilities to observe operations and documentations.

14.2	For Cause Audit by COMPANY

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.2.1.1	Upon the request of COMPANY and approval by AMGEN, AMGEN shall permit COMPANY to conduct a “For Cause” audit during the Term in the case of a quality or regulatory event, which events may include recall of Product in the Territory.

14.2.1.2	Such “For Cause” audits require prior written request by COMPANY and shall be conducted during normal AMGEN business hours. The scope, agenda, and timeline for such audit must be approved by AMGEN prior to conducting the audit. The written notification must clearly state the scope of the audit and regulatory standards to be used to conduct the audit.

14.2.2	Audit Findings

14.2.2.1	At COMPANY’s or AMGEN’s request, an exit meeting shall be held with COMPANY and its representatives and AMGEN and its representatives to discuss audit findings, if any. COMPANY shall provide AMGEN with a copy of the audit report within thirty (30) calendar days upon completion of the audit. For those findings that AMGEN determines in good faith may materially affect AMGEN’s ability to perform the Services, AMGEN shall issue a written response to COMPANY’s report within thirty (30) days of AMGEN’s receipt of such report. AMGEN’s response shall identify the timelines and approach for addressing COMPANY’s findings.

14.3	Regulatory Agency Inspections

14.3.1	COMPANY shall notify AMGEN within twenty-four (24) hours upon notification by any Regulatory Authority of any intended inspection of AMGEN’s facilities or records relating to the manufacturing, testing, and storage of the Product.

14.3.2	AMGEN will be solely responsible for hosting and managing regulatory inspections at its facilities.

14.3.3	COMPANY will have the right to review and comment on AMGEN’s proposed response to observations raised by the Regulatory Authorities relating to the Product and AMGEN shall consider such comments in good faith. AMGEN shall provide COMPANY with a copy of the final response after submission to any Regulatory Authorities.

14.3.6	AMGEN will inform COMPANY of any critical Regulatory Authority inspection observations not directly relevant to the Product where it can reasonably be assumed the observation impacts upon the Services or Product provided to COMPANY.

15.	DISPUTE RESOLUTION

15.1	Disputes relating to non-compliance or nonconformance of Product with the Specifications shall be governed by the terms set forth in Section 11.4 of the License Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

16.	CUSTOMER COMPLAINTS

16.1	COMPANY shall notify AMGEN of any complaints related to the manufacturing processes of the Product supplied by AMGEN that reasonably require an investigation under applicable Law or current practices within one (1) business day after COMPANY first becomes aware of such information.

16.2	COMPANY will use commercially reasonable efforts to provide AMGEN with information and complaint samples, or if such samples are not available, images of defects in Product, including a reasonable failure description, in order to permit proper and timely complaint investigation specifically for the corresponding defect. Upon receipt of COMPANY’s investigation request, AMGEN shall perform an investigation into the root cause of the problem according to AMGEN’s policies and procedures, and provide an investigation update within forty-five (45) calendar days following receipt of such notification.

16.3	Complaint investigation requests and results shall be directly communicated between COMPANY and AMGEN complaint representatives. A list of contacts shall be provided to each Party and updated in writing by each Party within a reasonable period of time after any Party changes its contact(s).

17.	REPROCESSING AND REWORK

17.1	AMGEN will not conduct any Reprocessing or Reworking of materials of Product without prior approval by COMPANY.

18.	RECALLS AND VOLUNTARY WITHDRAWALS

18.1	COMPANY shall have the sole right to control a Recall of the Product in the Field in the Territory; provided that COMPANY shall not take any action with respect to any Recall in the Field in the Territory without first notifying AMGEN and meeting (in person, by telephone or otherwise, as mutually agreed) with AMGEN (and, if so requested by AMGEN, Japan Licensee) to discuss the circumstances of such potential Recall and to consider appropriate courses of action provided that the foregoing shall not limit COMPANY’s obligations in relation to Recalls under any applicable Law and COMPANY shall be entitled to take action in relation to a Recall without first notifying AMGEN where it considers such action is reasonably necessary to be taken in a time-frame that does not reasonably permit such notification (in which case it shall provide such notification promptly thereafter). COMPANY shall maintain complete and accurate records of any such Recall for such periods as may be required by Law, but in any event for no less than fifteen (15) years. AMGEN (and its licensees) shall have the sole right to control the handling of any Recall in Japan.

19.	RESPONSIBLE PERSONS: CONTACT INFORMATION

19.1	The individuals listed in EXHIBIT A shall be the key points of contact between AMGEN and COMPANY relating to the rights and obligations of the Parties in this Quality Agreement.

20.	GENERAL

20.1	The provisions of Sections 11.3 through 11.8 (inclusive) and 11.10 through 11.14 (inclusive) of the License Agreement are incorporated herein by reference and apply hereto mutatis mutandis.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

Responsible Persons and Contact Information

COMPANY

Name	Email Address	Contact Number	Responsibility
AMGEN

Name	Email Address	Contact Number	Responsibility
Daniel Armstrong			Senior Manager, Alliance Management
Cylia Chen			Specialist, International Quality

Exhibit A Version Date:

Agreed and accepted for:	Agreed and accepted for:

[COMPANY NAME]	AMGEN

By:	By:
Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT B

AMGEN Disposition Package

The following documents are to comprise the AMGEN Disposition Package to support the release of each Product batch to COMPANY:

General	Nonconformance List and Summary for cell banking, Drug Substance and Drug Product (Report includes only 1ot-tied nonconformances deemed by AMGEN to have a potential Nonconformance the safety, identity, strength, potency, or quality of the Product, according to established AMGEN procedures.

Drug substance manufacture	Core batch documentation for each clinical batch, including Expansion/cell culture Harvest Purification Preparation of UF/DF buffers Formulation and Final Filtration CoC/QAD, CoA

Drug Product Manufacture	Batch documentation for each clinical batch, including Sterile filtration Filling Capping and Inspection CoC, CoA

Exhibit B Version Date:

Agreed and accepted for:	Agreed and accepted for:

[COMPANY NAME]	AMGEN

By:	By:
Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT C

Change Control Business Process

SOP-013477, Amgen’s Partner Change Notification Process, governs the process by which AMGEN identifies and notifies COMPANY of changes as required per the Quality Agreement. This procedure leverages AMGEN’s existing change control.

AMGEN Quality point of contact is responsible for screening changes for impact to COMPANY, notifying COMPANY of the change and recording COMPANY’s assessment in AMGEN’s change control management system. COMPANY is notified by the AMGEN Quality point of contact of a change through the use of a controlled form FORM-022482, Change Notification. The Change Notification will provide COMPANY with all relevant information regarding the proposed change thereby allowing COMPANY to fully assess the change and the impact of the change to COMPANY, including any applicable Product regulatory filing(s). COMPANY must provide a response to the change using this same form within two (2) business days from the date of receipt by COMPANY of such notification.

Exhibit C Version Date:

Agreed and accepted for:	Agreed and accepted for:

[COMPANY NAME]	AMGEN

By:	By:
Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.